EXHIBIT 5.1

[PILLSBURY WINTHROP LLP LETTERHEAD]

July 17, 2002

SupportSoft, Inc.
575 Broadway
Redwood City, CA 94063

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for SupportSoft, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S–8 relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 1,668,568 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan (the “Plan”).

We have examined and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions rendered herein. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP